July 25, 2016	PRESS RELEASE

Aspirity Holdings Announces Election of Jeffrey L. Houdek to its

Board of Directors

MINNEAPOLIS, MN – Aspirity Holdings LLC (“Aspirity” or the “Company”) today announced that Jeffrey L. Houdek has been elected to its Board of Directors to fill the vacancy left by the recent death of long-time director William Goblirsch.

Mr. Houdek has over 24 years of experience in business operations, finance, and accounting, will serve as the chair of the Company’s Investment Committee, and as a member of its Audit and Compensation Committees.

“We are excited that Jeff has agreed to join our Board. He is a business veteran, a proven leader, and will provide immediate benefits to our Company”, said Tim Krieger, Interim CEO of Aspirity.

Jeff was formerly a certified public accountant who started his career in 1992 with Ernst & Young. Since 2003 he has been an independent consultant and since 2013, he has served as a principal of a class action claims administrator. Prior to such time, he served as founding partner and board member of a business credit monitoring service and as CFO for several companies including an investment banking firm; a real estate and leisure services company, and an early stage manufacturing concern. He has also been involved in a leadership capacity with several not-for-profit organizations in the Twin Cities area including the United Way.

“Joining the Board of Directors at Aspirity is a great opportunity for me as the Company is developing an exciting retail energy business,” said Jeff. “I’m very excited to be part of this rapidly evolving Company and look forward to making a contribution to Aspirity’s success.”

Mr. Houdek holds a BA degree in accounting from St. John’s University of Collegeville MN and has previously held various securities licenses including Series 24 and Series 27 licenses.

About Aspirity Holdings, LLC

Aspirity Holdings, LLC, formerly known as Twin Cities Power Holdings, LLC, is a Minnesota limited liability company that serves as a holding company and is headquartered at 701 Xenia Avenue South, Suite 475, Minneapolis MN 55416, telephone 763-432-1500. The Company has operations in two business segments - retail energy through Aspirity Energy (www.aspirityenergy.com) and financial services through Aspirity Financial.

While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain more information about the Company, an investment kit, or see our most recent interest rate offerings, visit www.aspirityholdings.com.

Investor Relations Contact

Wiley H. Sharp III, CFO, 763-432-1502